Exhibit j



                       Consent of Independent Accountants


We hereby consent to the use in this Post-Effective Amendment No. 22 to the Registration Statement of CMC Fund Trust on Form N-1A (File No. 33-30394) (Registration Statement) of our reports dated December 7, 2001, relating to the financial statements and financial highlights of the CMC Small Cap Fund, CMC Small/Mid Cap Fund, CMC International Stock Fund, CMC Fixed Income Securities Fund, CMC High Yield Fund, CMC Strategic Equity Fund and CMC Short Term Bond Fund, portfolios of CMC Fund Trust, which appear in such Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Independent Accountants" and "Financial Statements" in such Registration Statement.



/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Portland, Oregon
December 21, 2001